EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

VEECO COMPLETES ACQUISITION OF SOLID STATE EQUIPMENT HOLDINGS LLC

Accretive Acquisition Provides Complementary, Differentiated Technology for

Greater Access to High Growth Markets

Management Conference Call to be Held Friday December 5, 2014

Plainview, N.Y., December 4, 2014 - Veeco Instruments Inc. (Nasdaq: VECO) today announced that it has acquired privately held Solid State Equipment Holdings LLC (“SSEC”), based in Horsham, Pennsylvania.  SSEC is a leading innovator in single wafer wet etch, clean and surface preparation equipment targeting high growth segments in advanced packaging, micro-electro-mechanical systems (MEMS) and compound semiconductor.

“SSEC is a highly successful process equipment company that is a great strategic fit with Veeco,” said John R. Peeler, Veeco’s Chairman and Chief Executive Officer.  “Their complementary and differentiated ‘soak and spray’ technology delivers single wafer control with the low cost of batch processing. SSEC extends our compound semiconductor and MEMS footprint, and represents a stepping stone to the high-growth advanced packaging market. This is a synergistic transaction that will be immediately accretive and that we expect will drive growth and profitability.”

Demand for higher performance, increased functionality, smaller form factor and lower power consumption in mobile devices, consumer electronics and high performance computing is accelerating advanced packaging technology adoption.  Key drivers for this inflection are applications in 3D stacked memory, 3D system-on-chip and MEMS.  Increasing shipments in smartphones and wearable electronics with more sophisticated sensing functions further drive growth in the MEMS market.  Veeco estimates that its served available markets for advanced packaging, compound semiconductor and MEMS are all growing at double-digit compound annual growth rates.

Herman Itzkowitz, SSEC’s Chief Executive Officer said, “We are excited to join the Veeco team.  Veeco is a dynamic market leader in compound semiconductor equipment for LED, power electronics, and wireless devices. Combining resources will enable us to accelerate growth and to pursue market opportunities in advanced packaging and MEMS. In addition, we have significant untapped potential in Asia and Europe, where Veeco’s impressive sales and service network will provide connectivity to key customers.”

About SSEC

SSEC designs and manufacturers wafer processing equipment for compound semiconductor, MEMS, semiconductor advanced packaging, photomask and other applications.  SSEC provides customers with leading-edge processes, reliability and value. All SSEC systems are engineered from the inside out and are configurable according to customer process needs and their manufacturing and business objectives.  For more information, please visit: http://www.ssecusa.com

Details of the Transaction

Under the terms of the agreement, Veeco has acquired SSEC for a total consideration of approximately $150 million in cash, subject to customary adjustments.  Veeco is forecasting SSEC’s revenues to be $65 million in 2015. Given SSEC’s financial performance over the last few years, we expect them to provide earnings before interest, taxes, depreciation, amortization, equity compensation, and other non-recurring items (adjusted EBITDA) of greater than 20% of sales in 2015.  The transaction is expected to be significantly accretive to Veeco in fiscal 2015 on a non-GAAP earnings per share basis.

Veeco’s Q4 2014 stand-alone performance is tracking in-line with previously published financial guidance.  However, due to SSEC acquisition related accounting, our previously published GAAP and non-GAAP guidance cannot be relied upon.

Management Conference Call

Veeco’s management will host a conference call to review this transaction tomorrow, December 5, 2014, at 10:00 am Eastern time.  The call will be webcast live on the Veeco website at www.veeco.com. The call can also be accessed by dialing 1-888-737-3662 (toll free) or 1-913-312-1507 using passcode 7022579. A replay of the call will be available beginning at 1:00 pm ET tomorrow through Friday, December 19 at 1:00 pm ET at 1-888-203-1112 (toll free) or 1-719-457-0820, using passcode 7022579, and on the Veeco website. A slide presentation will be available for listeners to follow along, so please visit our website prior to the event.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, flexible OLED displays, solar cells, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in LED, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Additional risks specifically associated with this transaction relate to the expected benefits to Veeco from completing the acquisition and the expected financial performance of Veeco following completion of the acquisition.  Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to the potential impact on the business of SSEC due to the acquisition, the retention of employees of SSEC and the ability of Veeco to successfully integrate SSEC’s market opportunities, technology, personnel and operations and to achieve expected benefits. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Instruments Inc.

Investors:

Debra Wasser

516-677-0200 x1472

dwasser@veeco.com

Media:

Jeffrey Pina

516-677-0200 x1222

jpina@veeco.com